Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“ Agreement”) is entered into as of January 17, 2005, by and between Central European Distribution Corporation, Inc., a Delaware corporation (the “Company”), and Chris Biedermann (the “Officer”).

WHEREAS, the Company desires to employ the Officer, and the Officer desires to be employed by the Company, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1. Employment.

On the terms and conditions set forth in this Agreement, the Company agrees to employ the Officer and the Officer agrees to be employed by the Company for the term set forth in Section 2 hereof and in the position and with the duties set forth in Section 3 hereof.

2. Term.

The employment of the Officer by the Company as provided in Section 1 hereof shall commence as of January 17, 2005 and end three (3) years thereafter (the “Expiration Date”).

3. Position and Duties.

The Officer shall serve as Chief Financial Officer of the Company. The Officer shall devote the Officer’s reasonable best efforts and substantially full business time to the performance of the Officer’s duties and the advancement of the business and affairs of the Company and the Subsidiary. The Officer acknowledges that it is the intent of the Company that his primary responsibilities shall be in connection with the business of the Subsidiary.

4. Place of Performance.

In connection with the Officer’s employment by the Company, the Officer shall be based at the principal executive office of the Subsidiary, which the Company retains the right to change in its discretion, or such other place as the Company and the Officer mutually agree, except for required travel on Company business.

5. Compensation.

5(a). Base salary.

The Officer shall be paid an annual base salary (the “Base Salary”) by the Company in the amount of $ 50,000 gross per annum from January 17, 2005 thru January 16, 2006 by the Company and $ 25 000 gross per annum base salary by the Subsidiary as well as $ 25 000 gross per annum Management Board Fee for Subsidiary.

As of January 17, 2006 thru January 16, 2007 the Officer shall be paid base salary in the amount of $ 52 500 gross per annum and $ 26 250 gross base salary per annum by the Subsidiary as well as $ 26 250 gross per annum as Management Board Fee for Subsidiary.

As of January 17, 2007 thru January 16, 2008 the Officer shall be paid base salary in the amount of $ 55 000 gross per annum and $ 27 500 gross base salary per annum by the Subsidiary as well as $ 27 500 gross per annum as Management Board Fee for Subsidiary.

If the Officer’s Base Salary is increased, the increased amount shall be the Base Salary for the remainder of the employment term hereunder, except that the Company may reduce the Officer’s Base Salary at any time as part of a general salary reduction applied to all employees of the Company with annual salaries in excess of $60,000 (the ‘Senior Executive Group”) in which case the Officer’s reduced Base Salary shall be the Base Salary for the remainder of the employment term hereunder. Any such reduction in the Officer’s Base Salary shall be no more than the lesser of the median percentage salary reduction applied to the Senior Executive Group or 20%. The Base Salary shall be payable weekly or in such other installments as shall be consistent with the Company’s payroll procedures.

5(b). Bonus

The Officer is entitled to receive cash bonus in the amount of 65 000 USD gross per year as part of Executive Bonus Plan.

The Officer is entitled to receive acquisition bonus of Polmos Bialystok in the amount of 35 000 USD gross - as part of Executive Acquisition bonus plan if Polmos Bialystok is finalized. Distribution date will be determined.

5(c). Options

The Officer is entitled to receive 20 000 options annually granted on a one year lock up basis. The first year grant of 20 000 options will be on November 30, 2004. the second year and third year the options will be issued on January 1, 2006 and January 1, 2007.

5(d). Specific Benefits.

The Officer shall be receiving the following special benefit:

(1) Company Car – in line with existing policy.

(2) Mobile phone – in line with existing policy.

(3) Health plan – Medicover card

5(d). Other Benefits.

The Officer shall be entitled to receive disability salary continuation and life insurance coverage in accordance with policies in effect for senior executives of the Company.

The Officer also shall be entitled to participate in such plans and to receive such bonuses, incentive compensation and fringe benefits as may be granted or established by the Company from time to time. Nothing contained in this Agreement shall prevent the Company from changing carriers or from affecting modifications in insurance coverage for the Officer.

5(e). Vacation: Holidays.

The Officer shall be entitled to all public holidays observed by the Subsidiary and vacation days in accordance with the applicable vacation policies for senior executives of the Company, which shall be taken at a reasonable time or times.

5(f). Withholding Taxes and Other Deductions.

To the extent required by law, the Company and the Subsidiary shall withhold from any payments due Officer under this Agreement any applicable federal, state or local taxes and such other deductions as are prescribed by law or Company or Subsidiary policy

6. Expenses.

The Company and the Subsidiary shall reimburse the Officer for all reasonable expenses incurred by the Officer (in accordance with the policies and procedures in effect for senior executives of the Company and the Subsidiary) in connection with the Officer’s services under this Agreement. The Officer shall account to the Company or the Subsidiary, as the case may be, for such expenses in accordance with policies and procedures established by the Company or the Subsidiary.

7 .Confidential Information.

7(a). The Officer covenants and agrees that the Officer will not ever, without the prior written consent of the Board or a person authorized by the Board, publish or disclose to any unaffiliated third party or use for the Officer’s personal benefit or advantage any confidential information with respect to any of the Company’s or Subsidiary’s products, services, subscribers, suppliers, marketing techniques, methods or future plans disclosed to the Officer as a result of the Officer’s employment with the Company, to the extent such information has heretofore remained confidential (except for unauthorized disclosures) and except as otherwise ordered by a court of competent jurisdiction.

7(b). The Officer acknowledges that the restrictions contained in Section 7 (a) hereof are reasonable and necessary, in view of the nature of the Company’s business, in order to protect the legitimate interests of the Company, and that any violation thereof would result in irreparable injury to the Company. Therefore, the Officer agrees that in the event of a breach or threatened breach by the Officer of the provisions of Section 7(a) hereof, the Company shall be entitled to obtain from any court of competent jurisdiction, preliminary or permanent injunctive relief restraining the Officer from disclosing or using any such confidential information. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including, without limitation, recovery of damages from the Officer.

7(c). The Officer shall deliver promptly to the Company on termination of employment, or at any other time the Company may so request, all confidential memoranda, notes, records, reports and other documents (and all copies thereof) relating to the Company’s and its affiliates’ businesses which the Officer obtained while employed by, or otherwise serving or acting on behalf of, the Company or which the Officer may then possess or have under his or her control.

8.Non-Competition

8(a). The Officer covenants and agrees that the Officer will not, during the Officer’s employment hereunder and for a period of six (6) months thereafter (to the extent permitted by law), at any time and in any state or other jurisdiction in which the Company or Subsidiary is engaged in or, has reasonably firm plans to engage in business, (i) compete with the Company or Subsidiary on behalf of the Officer or any third party; (ii) participate as a director, agent, representative or partner or have any direct financial interest in any enterprise which engages in the alcohol product distribution business or any other business in which the Company or Subsidiary is engaged; or (iii) participate as an employee or officer in any enterprise in which the Officer’s responsibility relates to the alcohol product distribution business or any other business in which the Company or Subsidiary is engaged. The ownership by the Officer of less than five percent (5%) of the outstanding stock of any corporation listed on a national securities exchange conducting any such business shall not be deemed a violation of this Section 8(a).

8(b). Injunctive Relief. In the event the restrictions against engaging in a competitive activity contained in Section 8(a) hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great. a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, Section 8(a) hereof shall be interpreted to extend only over the maximum period of time for which it may be enforceable and over the maximum geographical area as to which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

8(c). Non-Solicitation. The Officer covenants and agrees that the Officer will not, during the Officer’s employment hereunder and for a period of one (1) year thereafter induce or attempt to induce any employee of the Company or the Subsidiary to render services for any other person, firm, or corporation.

9. Termination of Employment

9(a). Death.

The Officer’s employment, hereunder, shall terminate upon the Officer’s death.

9(b). By the Company.

The Company may terminate the Officer’s employment. hereunder under the following circumstances:

(i) If the Officer shall have been unable to perform all of the Officer’s duties hereunder by reason of illness, physical or mental disability or other similar incapacity, which inability shall continue for more than six (6) consecutive months, the Company may terminate the Officer’s employment hereunder.

(ii) The Company may terminate the Officer’s employment hereunder for “Cause.” For purposes of this Agreement, “Cause” shall mean

(A) willful refusal by the Officer to follow a written order of the Chairman of the Board or the Board of Directors, in so far as the request does not breach and federal, state or local law, (B) the Officer’s willful engagement in conduct materially injurious to the Company, (C) dishonesty of a material nature that relates to the performance of the Officer’s duties under this Agreement, (D) the Officer’s conviction for any felony involving moral turpitude, and (E) the Officer’s continued failure to perform his duties under this Agreement (except due to the Officer’s incapacity as a result of physical or mental illness) to the satisfaction of the Board of Directors of the Company for a period of at least forty- five (45) consecutive days after written notice is delivered to the Officer specifically identifying the manner in which the Officer has failed to perform his duties. In addition, the Company may terminate the Officer’s employment for “Cause” if the normal business operations of the Company are rendered commercially impractical as a consequence of an act of God, accident, fire, labor controversy, riot or civil commotion, act of public enemy, law, enactment, rule, order, or any act of government or governmental instrumentality, failure of facilities, or other cause of a similar or dissimilar nature that is not reasonably within the control of the Company or which the Company could not, by reasonable diligence, have avoided.

9(c). By the Officer.

The Officer may terminate the Officer’s employment hereunder for “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean (i) the Company’s failure to perform or observe any of the material terms or provisions of this Agreement, and the continued failure of the Company to cure such default within thirty (30) days after written demand for performance has been given to the Company by the Officer, which demand shall describe specifically the nature of such alleged failure to perform or observe such material terms or provisions; or (ii) a material reduction in the scope of the Officer’s responsibilities and duties.

9.(d) In case Officer’s contract is terminated before January 16, 2008 by either party other than for reasons indicated in section 9(i) (B), (C) or (D) the Officer is entitled to six months salary in full payable at termination date. Where termination is for reason under Section 9 (i) (B), (C) or (D) then no compensation is due.

9(e). Notice of Termination.

Any termination of the Officer’s employment by the Company or the Officer (other than pursuant to Section 9(a) hereof) shall be communicated by written “Notice of Termination” to the other party hereto in accordance with Section 11 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, if any, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Officer’s employment under the provision so indicated.

For any termination of the Officers employment by either the Company or the Officer (other than pursuant to section 9(a) hereof) the length of termination note shall be six (6) months. It is understood by both theCompany and the Officer that termination of this agreement terminates by association any employment agreement with any and all of the Companys’ subsidiaries.

9(f). Date of Termination.

For purposes of this Agreement, the “Date of Termination” shall mean (i) if the Officer’s employment is terminated by the Officer’s death, the date of the Officer’s death; (ii) if the Officer’s employment is terminated pursuant to Section 9(b)(i) hereof, thirty (30) days after Notice of Termination, provided that the Officer shall not have returned to the performance of the Officer’s duties on a full-time basis during such 30-day period; (iii) if the Officer’s employment is terminated pursuant to Section 9(b)(ii) or 9(c) hereof, the date specified in the Notice of Termination; and (iv) if the Officer’s employment is terminated for any other reason, the date on which Notice of Termination is given.

10. Compensation Upon Termination.

10(a). If the Officer’s employment is terminated by the Officer’s death, the Company shall pay to the Officer’s estate, or as may be directed by the legal representatives of such estate, the Officer’s full Base Salary through the Date of Termination and all other unpaid amounts, if any, to which the Officer is entit1ed as of the Date of Termination in connection with any fringe benefits or under any incentive compensation plan or program of the Company pursuant to Sections 5(b) and (c) hereof, at the time such payments are due and the Company shall have no further obligations to the Officer under this Agreement.

10(b). During any period that the Officer fails to perform the Officer’s duties hereunder as a result of incapacity due to physical or mental illness (“disability period”), the Officer shall continue to receive (i) the Officer’s full Base Salary through the Date of Termination and all other unpaid amounts, if any, to which the Officer is entit1ed as of the Date of Termination in connection with any fringe benefits o};” under any incentive compensation plan or program of the Company pursuant to Sections 5(b) and (c) hereof, at the time such payments are due; provided, that payments so made to the Officer during the disability period shall be reduced by the sum of the amounts, if any, payable to the Officer at or prior to the time of any such payment under disability benefit plans of the Company and which amounts were not previously applied to reduce any such payment and the Company shall have no further obligations to the Officer under this Agreement.

10(c). If the Company terminates the Officer’s employment for Cause as provided in Section 9(b)(ii) hereof, the Company shall pay the Officer the Officer’s full Base Salary through the Date of Termination and all other unpaid amounts, if any, to which Officer is entitled as of the Date of Termination in connection with any fringe benefits or under any incentive compensation plan or program of the Company pursuant to Sections 5(b) and (c) hereof. Should the salary and benefits arising from the associated termination of subsidiary employment contracts not fulfill the total termination compensation of this agreement the Company agrees to make good any short-fall.

10(d). If the Officer terminates the Officer’s employment other than for Good Reason, the Company shall pay the Officer the Officer’s full Base Salary through the Date of Termination and all other unpaid amounts, if any, to which Officer is entitled as of the Date of Termination in connection with any fringe benefits or under any incentive compensation plan or program of the Company pursuant to Sections 5(b) and 5(c) hereof.

Should the salary and benefits arising from the associated termination of subsidiary employment contracts not fulfill the total termination compensation of this agreement the Company agrees to make good any short-fall.

10(e). If the Company terminates the Officer’s employment other than for Cause, disability or death, or the Officer terminates the Officer’s employment for Good Reason as provided in Section 9(c) hereof, the Company shall pay the Officer (i) the Officer’s full Base Salary through the Date of Termination and all other unpaid amounts, if any, to which the Officer is entitled as of the Date of Termination in connection with any fringe benefits or under any incentive compensation plan or program of the Company pursuant to Sections 5(b) and (c) hereof, at the time such payments are due; and (ii) subject to Section 10(g), the full Base Salary, bonuses and incentive compensation that would have been payable to the Officer under Sections 5(a) and 5(c) from the Date of Termination through the Expiration Date in a single lump sum payment within five (5) business days of his Date of Termination and any other amounts or benefits that would have been received under Section 5(c) hereof, at the time such amounts or benefits would otherwise have been due in accordance with the Company’s normal payroll practices, and the Company shall have no further obligations to the Officer under this Agreement. For purposes of Section 10(e)(ii), the Officer will be considered to be entitled to an annual cash bonus equal to the average dollar bonus earned by the Officer during the Company’s two fiscal years immediately prior to Officer’s Date of Termination. Should two full years not have been served prior to termination then any bonus will be based on the previously reported year to date figures as applied to the rules in Sections5(c)

10(f). Mitigation.

The Officer shall not be required to mitigate amounts payable pursuant to Section 10 hereof by seeking other employment provided, however, that any sums earned by the Officer pursuant to any subsequent employment shall be offset against any remaining obligation the Company may have to pay by virtue of termination under this Agreement and, further provided that, the Company’s obligation to continue to provide the Officer with fringe benefits pursuant to Section 10(e), above, shall cease if the Officer becomes eligible to participate in fringe benefits substantially similar to those provided for in this Agreement as a result of the Officer’s employment during the period that the Officer is entitled to such fringe benefits.

11. Notices.

All notices, demands, requests or other communications required or permitted to be given or made hereunder shall be in writing and shall be delivered, telecopied or mailed by first class registered or certified mail, postage prepaid, addressed as follows:

(a) If to the Company:

Central European Distribution Corporation

1343 Main Street,

Suite 301 Sarasota,

FL 34236

Telecopier:	941-330-1558
Attention:	James Archbold
Vice President, Secretary and Director of Investor Relations or
William V. Carey
President
Bokserska 66A
02-690 Warsaw (Poland)

(b) If to the Officer:

Chris Biedermann

or to such other address as may be designated by either party in a notice to the other. Each notice, demand, request or other communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for alI purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the answer back or the affidavit of messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

12. Severabilitv.

The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in fulI force and effect.

13. Survival.

It is the express intention and agreement of the parties hereto that the provisions of Sections 7 and 8 hereof shall survive the termination of employment of the Officer. In addition, all obligations of the Company to make payments hereunder shall survive any termination of this Agreement on the terms and conditions set forth herein.

14. Assignment.

The rights and obligations of the parties to this Agreement shall not be assignable, except that the rights and obligations of the Company hereunder shall be assignable in connection with any subsequent merger, consolidation, sale of all substantially all of the assets of the Company or similar reorganization of a successor corporation.

15. Binding Effect.

Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.

16. Amendment Waiver. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the parties hereto. Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder .

17. Headings.

Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

18. Governing Law.

This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the Commonwealth of Florida (but not including the choice of law rules thereof).

19. Action of Behalf of the Subsidiarv.

The Company is executing this Agreement also on behalf of its Subsidiary and agrees to cause the Subsidiary to fulfill its obligations hereunder, though the appointment and removal, if necessary, of members of the management board of the Subsidiary.

20. Entire Agreement.

This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and it supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein.

21. Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the day and year first hereinabove written.

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

By:	/s/ William V. Carey
Name:	William V. Carey
Title:	Chairman

/s/ Chris Biedermann
Name:	Chris Biedermann
Title:	The Officer